UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2014

QUICKSILVER RESOURCES INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-14837 (Commission File Number)	75-2756163 (IRS Employer Identification No.)

801 Cherry Street
Suite 3700, Unit 19
Fort Worth, Texas 76102
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (817) 665-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On December 11, 2014, the Board of Directors of Quicksilver Resources Inc. (the “Company”) approved the election of Vanessa Gomez LaGatta to Senior Vice President - Chief Financial Officer and Treasurer of the Company, effective January 1, 2015, the terms of which election were finalized on December 12, 2014.
Ms. LaGatta, 37, has served as Quicksilver’s Vice President - Treasurer since September 2009. Ms. LaGatta has 15 years of financial experience in the energy industry. She has led several key financial initiatives and had increasing responsibility in corporate development and strategic processes during her tenure with Quicksilver. Ms. LaGatta also served as Quicksilver’s representative on the Board of Directors of Crestwood Midstream Partners GP LLC (the general partner of a publicly-traded midstream services provider) from August 2012 to October 2013. Prior to joining Quicksilver, Ms. LaGatta served as a Director of Credit Suisse’s Investment and Corporate Banking group, where she held various positions of increasing responsibility from 2001 to 2009. Ms. LaGatta holds a Bachelor of Business Administration with distinction in International Finance from Texas Christian University.
Ms. LaGatta will receive an annual salary of $400,000, is eligible to participate in the Company’s Exempt Employee Discretionary Bonus Plan and has the opportunity to receive an annual long-term incentive award. She will also receive cash promotion and retention bonuses in the amounts of $125,000 and $400,000, respectively, each of which will be payable on January 15, 2015, and be subject to clawback if she ceases to be an employee of the Company prior to December 31, 2015, unless (a) there has been a Change in Control (as defined in the Company’s Seventh Amended and Restated 2006 Equity Plan) on or prior to the date of her termination of employment or (b) her employment is terminated (i) by the Company without cause, subject to her execution and non-revocation of a release agreement satisfactory to the Company, (ii) due to disability (as determined by the Compensation Committee in good faith) or (iii) due to death.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUICKSILVER RESOURCES INC.

By:	/s/ Glenn Darden
Glenn Darden
President and Chief Executive Officer

Date: December 15, 2014